UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
August 21, 2006

Date of Report
(Date of earliest event reported)
HARMONIC INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-25826	77-0201147

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification Number)
549 Baltic Way
Sunnyvale, CA 94089
(408) 542-2500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement.
On August 21, 2006, Harmonic Inc., a Delaware corporation (“Harmonic”), Edinburgh Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Harmonic (“Merger Sub”), Entone Technologies, Inc., a Delaware corporation (“Entone”), Entone, Inc., a Delaware corporation and a wholly-owned subsidiary of Entone (“Entone Delaware”), Entone Technologies (HK) Limited, a company organized under the laws of Hong Kong and an indirect wholly-owned subsidiary of Entone (“Entone Hong Kong”), Jim Jones, as stockholders’ representative (the “Stockholders’ Representative”), and U.S. Bank, National Association, as escrow agent (the “Escrow Agent”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to satisfaction or waiver of the conditions therein Entone will merge with and into Merger Sub (the “Merger”), and become a wholly-owned subsidiary of Harmonic.
Under the terms of the Merger Agreement, Harmonic has agreed to pay an aggregate of approximately $45 million (the “Merger Consideration”), which will be comprised of approximately $26 million in cash and 3,539,493 shares of Harmonic’s common stock, par value $0.001 per share (“Harmonic Common Stock”), in exchange for all of the issued and outstanding capital stock of Entone.
In addition, options to acquire Entone Common Stock that are outstanding at the time of the Merger (“Entone Options”), and are held by employees of Entone that become employees of Harmonic following the consummation of the Merger, will be converted into options to acquire Harmonic Common Stock at an exchange ratio that is calculated in accordance with the terms of the Merger Agreement. All other Entone Options not otherwise exercised prior to the effective time of the Merger will be terminated.
Entone has made customary representations, warranties and covenants in the Merger Agreement. Pursuant to the Merger Agreement, following the consummation of the Merger, Entone Delaware, Entone Hong Kong and the stockholders of Entone have agreed to indemnify Harmonic, its officers, directors, affiliates, employees, agents and representatives for any losses related to certain matters, including, among other things, breaches of representations or warranties of Entone contained in the Merger Agreement or any related certificates or other instruments delivered by or on behalf of Entone, any failure by Entone to perform or comply with any covenant applicable to it contained in the Merger Agreement or any related certificates or other instruments delivered by or on behalf of Entone, and for other customary matters. As partial security for such indemnity obligations, the parties to the Merger Agreement agreed that, at the closing of the Merger, Harmonic will deposit $4.5 million of the Merger Consideration into an escrow fund.
The completion of the Merger is subject to various conditions, including, among other things, the spin out of Entone’s consumer premise equipment business (the “CPE business”) to Entone’s existing stockholders (the “Spin Out”), the absence of a material adverse effect on the business being acquired or with respect to Harmonic, accuracy of representations and warranties, compliance with covenants and other customary closing conditions.
The Boards of Directors of each of Harmonic and Entone have approved the Merger Agreement and the Merger. Additionally, concurrently with the execution of the Merger Agreement, and in consideration thereof, certain stockholders of the Entone executed an action by written consent, whereby each such stockholder voted all of the shares of Entone Common Stock beneficially owned by such stockholder in favor of, among other things, the Merger Agreement and the Merger.
The parties currently expect the Merger to close in October 2006, although there can be no assurances that the Merger will close in that time period, or at all.

The foregoing description of the Merger Agreement does not purport to be complete, and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.
In connection with the execution of the Merger Agreement, on August 21, 2006, Harmonic, Entone, Entone Delaware and Entone Hong Kong, the Stockholders’ Representative and the Escrow Agent also entered into a Tax Indemnification Agreement (the “Tax Indemnification Agreement”), pursuant to which the parties agreed that, at the closing of the Merger, Harmonic would deposit $900,000 of Merger Consideration into a separate escrow fund in order to satisfy any tax liabilities or losses relating to the Spin Out. The Tax Indemnification Agreement also establishes and governs, among other things, the responsibility for the filing of tax returns and the payment of any tax liabilities related to the Spin Out, and the manner in which tax liabilities related to the Spin Out will be calculated.
On August 22, 2006, Harmonic issued a press release announcing that it had entered into the Merger Agreement, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Agreement and Plan of Merger, by and among Harmonic Inc., Edinburgh Acquisition Corporation, Entone Technologies, Inc., Entone, Inc., Entone Technologies (HK) Limited, Jim Jones, as stockholders’ representative, and U.S. Bank, National Association, as escrow agent, dated as of August 21, 2006.

99.1	Press release issued by Harmonic Inc. on August 22, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMONIC INC.
Dated: August 25, 2006	By:	/s/ Robin N. Dickson
Robin N. Dickson
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Agreement and Plan of Merger, by and among Harmonic Inc., Edinburgh Acquisition Corporation, Entone Technologies, Inc., Entone, Inc., Entone Technologies (HK) Limited, Jim Jones, as stockholders’ representative, and U.S. Bank, National Association, as escrow agent, dated as of August 21, 2006.

99.1	Press release issued by Harmonic Inc. on August 22, 2006.